SUB-ITEM 77C

The sole shareholder of the MFS Blended Research Global Equity Fund, MFS Blended Research International Equity Fund and MFS Blended Research Emerging Markets Equity Fund (each a "Fund"), each a series of MFS Series Trust IV, took action by unanimous written consent, as permitted by the Trust's Declaration of Trust, on September 14, 2015, to approve the following matters:


1.    The  election  of Messrs. Steven E. Buller, Robert  E.  Butler,  David  H.
            Gunning, William R. Gutow, Michael Hegarty, John P. Kavanaugh, Robert W. Uek, and Robert J. Manning, and Mses. Maureen R. Goldfarb, Maryanne L. Roepke, Laurie J. Thomsen, and Robin A. Stelmach as Trustees, to hold office in accordance with the Declaration of Trust.

2.    The terms of the Investment  Advisory Agreement, dated September 14, 2015, by  and  between  the Trust  and  Massachusetts  Financial  Services
            Company.

3.    The  selection  of  Ernst  &  Young  LLP,  independent  registered  public accounting firm, by the Board of Trustees of each Fund, pursuant to and subject to provisions of Section 32(a) of the 1940 Act, as the independent registered public accounting firm of each Fund, to certify every financial statement relating to each Fund certified by an independent registered public accounting firm, which is required by any law or regulation to be filed by each Fund in respect of all or any part of the fiscal year ending August 31, 2016.

4.    In exercise of their business judgment  made  in  the  best  interests  of shareholders of each class of shares of each Fund, the terms of the Master Distribution Plan.